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                      [Letterhead of Sullivan & Cromwell]


                                                                       Exhibit 5


                                                           August 26, 1999



Oxford Health Plans, Inc.,
  800 Connecticut Avenue,
    Norwalk, Connecticut 06854.


Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $200,000,000 aggregate principal amount of 11% Senior Notes due 2005 (the "Securities") of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the Indenture, dated as of May 13, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), in exchange for the Company's outstanding 11% Senior Notes due 2005, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated by the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the Securities there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Securities and that the issuance and delivery of the Securities, all of the terms of the Securities and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities will conform to the specimens thereof examined by us, that the Trustee's certificates of authentication of the Securities will be manually signed by one of the Trustee's authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the New Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.


                                               Very truly yours,


                                               /s/ SULLIVAN & CROMWELL